UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2007 (December 20, 2007)

Behringer Harvard Opportunity REIT I, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

(866) 655-3600 (Registrant’s telephone number, including area code)

None (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On December 20, 2007, Behringer Harvard RI Lender, LLC (“BH RI Lender”), a wholly owned subsidiary of Behringer Harvard Opportunity OP I, LP, entered into a credit agreement (“Royal Island Credit Agreement”) to participate in the bridge financing for the development and construction of a resort hotel, spa, golf course, marina, and residences located on approximately 433 acres of undeveloped land on three islands in The Commonwealth of the Bahamas (the “Royal Island Property”).  Behringer Harvard Opportunity OP I, LP is the operating partnership of Behringer Harvard Opportunity REIT I, Inc. (which may be referred to herein as the “Registrant,” “we,” “our,” or “us”).

The loan was made to Royal Island Bahamas Ltd., a Bahamian company, Royal Island Golf Club Bahamas Ltd., a Bahamian company, and RIBL US Borrower LLC, a Delaware limited liability company (collectively, the “Royal Island Borrowers”).  The Royal Island Borrowers are wholly owned indirect subsidiaries of Royal Island Partners, LP, a Delaware limited partnership that owns or leases all of the Royal Island Property (the “Royal Island Partnership”).  We own an approximately 31% interest as a limited partner in the Royal Island Partnership.  The Royal Island Credit Agreement is secured by the Royal Island Property.

The aggregate principal amount available under the Royal Island Credit Agreement is $60 million and consists of three tranches. One of those tranches was funded by BH RI Lender in the amount of $40 million (the “Royal Island Loan”).  Proceeds of our offering of common stock to the public were used to fund the Royal Island Loan.  The Royal Island Loan accrues interest at the one-month LIBOR rate plus 8% per annum.  Monthly payments of interest only are required with any remaining balance payable at the maturity date, December 20, 2008.  The Royal Island Loan is subordinate to the other two tranches and principal payments received from the Royal Island Borrowers are first applied to the other two tranches’ outstanding principal balances.  The Royal Island Loan may be extended once for a period of six months upon the satisfaction of certain conditions as described in the Royal Island Credit Agreement.  Should the Royal Island Borrowers extend the Royal Island Loan, the interest rate increases to the one-month LIBOR rate plus 10%.  In addition, the Royal Island Loan is partially guaranteed by Cypress Equities I, LP, an affiliate of the general partner of the Royal Island Partnership.

The Royal Island Borrowers may at any time prepay, without premium or penalty, the Royal Island Loan in whole or in part in an aggregate minimum amount of $0.5 million and integral multiples of $0.1 million in excess of that amount or such lesser amount as is then outstanding, giving notice of at least one business day prior to such prepayment.

The Royal Island Credit Agreement, the inter-creditor agreement, the related promissory note, the supplemental debenture, and the limited recourse guaranty have been filed as Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5, respectively, to this Current Report on Form 8-K and are incorporated into this Item 1.01 disclosure by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits.

The exhibits filed in response to Item 601 of Regulation S-K are listed on the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: December 28, 2007	By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

EXHIBIT INDEX

10.1

Credit Agreement by and among Royal Island Bahamas Ltd., Royal Island Golf Club Bahamas Ltd., and RIBL US Borrower LLC, as Borrowers, and iStar Financial Inc., Behringer Harvard RI Lender, LLC, and CSSF Master Fund, LP, as Lenders

10.2	Agreement Among Lenders and Agent made by and among iStar Financial Inc., Behringer Harvard RI Lender, LLC, and CSSF Master Fund, LP

10.3	Promissory Note made between Royal Island Bahamas Ltd. and iStar Financial Inc., as administrative agent on behalf of lenders

10.4	Supplemental Debenture made by Royal Island Bahamas Ltd. and iStar Financial Inc., as administrative agent on behalf of lenders

10.5	Limited Recourse Guaranty by Cypress Equities I, LP in favor of Behringer Harvard RI Lender, LLC